Exhibit 99.1

Updated Analysis Demonstrates Long-Term Survival Benefit of EFAPROXYN™ in Treating
NSCLC Patients Receiving Sequential Chemoradiotherapy

WESTMINSTER, Colo., November 6 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced the presentation of updated results from its Phase 2 multi-center study of EFAPROXYN (efaproxiral) in patients with unresectable non-small cell lung cancer (NSCLC) receiving sequential chemoradiotherapy (S-CRT).  Hak Choy, M.D, Professor and Chairman, Department of Radiation Oncology, University of Texas Southwestern Medical Center, and the study’s lead investigator, presented the findings in an oral presentation today at the 48th Annual Meeting of the American Society for Therapeutic Radiology and Oncology.

Dr. Choy and colleagues compared the safety and efficacy of EFAPROXYN when administered with S-CRT in patients with unresectable NSCLC compared to data from a Phase 3, Radiation Therapy Oncology Group (RTOG) 94-10 study. Results of a 5-year survival analysis indicated that patients in the EFAPROXYN study exhibited superior survival to patients with similar characteristics in the RTOG 94-10 study. Median survival of patients treated in the EFAPROXYN study was 20.6 months as compared to a median survival of 13.3 months for matched cases in the S-CRT arm of the RTOG 94-10 study and 16.9 months in the concurrent chemoradiotherapy (C-CRT) arm of the RTOG 94-10 study. The Kaplan-Meier estimates of 5-year survival rates for matched cases were 19% in the EFAPROXYN study and 10% in both the S-CRT and C-CRT arms of the RTOG 94-10 study.  A portion of these data previously were reported at the 2003 World Conference on Lung Cancer and the 2003 Federation of European Cancer Societies.

Allos is currently conducting a Phase 1 study of EFAPROXYN in patients with locally advanced, unresectable (Stage III) NSCLC receiving C-CRT. Upon completion of this trial, the Company will determine its future development plans for EFAPROXYN in patients with Stage III NSCLC receiving a combined chemoradiotherapy regimen.

“These findings demonstrate the potential of EFAPROXYN to improve long-term survival rates of locally advanced NSCLC patients receiving sequential chemoradiotherapy,” said Michael E. Saunders, M.D., Allos’ Vice President, Clinical Development. “Upon completion of the on-going Phase 1 study of patients with Stage III NSCLC receiving concurrent chemoradiotherapy, we believe we will be positioned to further develop EFAPROXYN plus chemoradiotherapy under either accepted treatment regimen in this patient population.”

Study Design

This Phase 2, non-randomized, open-label, multi-center study was designed to assess the efficacy and safety of EFAPROXYN as a radiation sensitizer when administered with thoracic radiation therapy, following induction chemotherapy, for the treatment of patients with unresectable non-small cell lung cancer. Fifty-two previously untreated patients with NSCLC were enrolled at 13 sites. Treatment consisted of paclitaxel (225 mg/m2 on day 1) and carboplatin (AUC = 6 on day 1), 3 weeks apart, followed by thoracic radiation therapy (64 Gy/32 fractions/6-7 weeks) with concurrent EFAPROXYN (50 - 100 mg/kg). Results were compared to data from the Radiation Therapy Oncology Group study 94-10 in a case-matched comparison.

About Non-Small Cell Lung Cancer

Non-small cell lung cancer (NSCLC) accounts for 85% of all lung cancer cases reported in the United States, occurring in approximately 160,000 patients per year. Approximately 25% - 40% of these patients are diagnosed with Stage III disease, of which half will receive chemoradiotherapy in the first line setting.

About EFAPROXYN

EFAPROXYN™ is the first synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy. By increasing tumor oxygenation, Allos believes that EFAPROXYN has the potential to enhance the efficacy of standard radiation therapy.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The Company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel, next generation antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma. The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential safety and efficacy of EFAPROXYN for the treatment of NSCLC patients receiving S-CRT or C-CRT; the Company’s future development plans for EFAPROXYN for the treatment of NSCLC patients receiving S-CRT or C-CRT; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that clinical trials may not demonstrate the safety and efficacy of EFAPROXYN for the treatment of NSCLC patients receiving S-CRT or C-CRT; that the Company may experience difficulties or delays in its clinical trials, whether caused by adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that the Company may be unable to obtain the regulatory approvals necessary to conduct additional clinical trials; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for EFAPROXYN or any of its other product candidates. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Contact:
Jennifer Neiman
Manager, Corporate Communications
720-540-5227
Cell: 303-478-3340
jneiman@allos.com

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